Exhibit 4.3

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”).  NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT, (ii) TO THE EXTENT APPLICABLE, PURSUANT TO RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT), OR (iii) AN EXEMPTION FROM REGISTRATION UNDER THE ACT WHERE THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF ITS COUNSEL THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

HEMOBIOTECH,  INC.
10% SUBORDINATED PROMISSORY NOTE

$_______	October __, 2009

FOR VALUE RECEIVED, the undersigned, HemoBioTech, a Delaware corporation (the “Company” or “Payor”), having its executive office and principal place of business at  5001 Spring Valley Rd., Suite 1040 West, Dallas, Texas 75244,  hereby promises to pay to ______________________ (“Payee”), having an address at _____________________________ ___________________ at Payee’s address set forth above (or at such other place as Payee may from time to time hereafter direct by notice in writing to Payor), the principal sum of ______________________________ and 00/100 ($_______) Dollars, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts with simple and unpaid interest, thereon, payable in coin or currency, or, at the Company’s discretion, in the form of Common Stock at a conversion price equal to that of the price used in the Private Placement (as defined below), on the first to occur of the following dates:  (i):  October ___, 2010 (twelve months after the date of issuance) (the “Maturity Date”); (ii) the consummation of any $1.5 million financing (“ Financing” by the Company (the “Consummation Date”); (iii) the date on which the outstanding principal amount and any accrued and unpaid interest on this Note is prepaid in full as hereinafter permitted (the “Prepayment Date”); and (iv) any other date on which any principal amount of, or accrued unpaid interest on, this Note is declared to be, or becomes, due and payable pursuant to its terms prior to the Maturity Date (the “Acceleration Date”).

This note (the “Note”) is being issued in connection with a bridge financing (the “Bridge Offering”) by the Company of $350,000 of Bridge Offering Notes being offered on a “best efforts” basis. For each $1 principal amount of Bridge Notes issued the Holder shall receive four (4) shares of Common Stock of the Company.  The Bridge Offering is being made only to Investors who qualify as “accredited investors” as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The Company also expects to effect a private placement (the “Private Placement”) to be sold only to accredited investors. The Holders will be required to convert their Notes (but not the shares of Common Stock included with the Notes in a unit), into the securities offered in the proposed Private Placement unless earlier prepaid by the Company.

All of the proceeds of the Bridge Offering will be used by the Company for general corporate purposes, including working capital.

The following terms shall apply to this Note:

1.                           Interest And Payment.

1.1.           The principal amount of this Note outstanding from time to time shall bear simple interest at the annual rate (the "Note Rate") of ten percent (10%) from the date hereof through the earliest to occur of (i) the Maturity Date; (ii) the Consummation Date; (iii) the Prepayment Date; or (iv) the Acceleration Date.  Interest shall be payable, at the Company’s option in either cash or shares of Common Stock valued at the average of the closing bid price for the Company’s Common Stock for the five (5) days prior to the date of payment as reported by the OTC Bulletin Board (the “Market Value”).

1.2.           Interest accrued on this Note shall be payable not later than, on the earliest to occur of (i) the Maturity Date; (ii) the Consummation Date; (iii) the Prepayment Date; or (iv) the Acceleration Date.

1.3.           All payments made by the Payor on this Note shall be applied first to the payment of accrued unpaid interest on this Note and then to the reduction of the unpaid principal balance of this Note.

1.4.           In the event that the date for the payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, the time for payment of such amount shall be extended to the next succeeding business day and interest at the Note Rate shall continue to accrue on any principal amount so effected until the payment thereof on such extended due date.

2.                           Replacement and Substitute Of Note.

2.1.           In the event that this Note is mutilated, destroyed, lost or stolen, Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen.  In the case of destruction, loss or theft, Payee shall furnish to Payor indemnity reasonably satisfactory to Payor, and in any such case, and in the case of mutilation, Payee shall also furnish to Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof.  Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note or, if no interest shall have yet been paid, dated the date of this Note.

2.2.           Every Note issued pursuant to the provisions of Section 2.1 above in substitution for this Note shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time or be enforceable by anyone.

3.                           Prepayment.

The principal amount of this Note may be prepaid in whole at any time, upon 20 days prior written notice, without penalty or premium, together with unpaid interest thereon accrued through the Prepayment Date.  The Payor has the option to pay accrued and unpaid interest in cash or in shares of Common Stock at a 25% discount to the then current Market Value.  During the 20 days notice period, Payee may covert this Note into shares of the Company’s Common Stock at a 25% discount to the then current Market Value.  Each partial prepayment of this Note shall first be applied to interest accrued through the Prepayment Date and then to principal.

4.                           Covenants of Payor.

Payor covenants and agrees that, so long as this Note remains outstanding and unpaid, in whole or in part:

4.1.           Payor will not sell, transfer or dispose of a material part of its assets;

4.2.           Payor will not make any loan to any person who is or becomes a shareholder or executive employee of Payor, other than for reasonable advances for expenses in the ordinary course of business;

4.3.           Payor will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that Payor or such subsidiary shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Payor or such subsidiary, as the case may be, shall set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

4.4.           Payor will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and substantially comply with all laws applicable to Payor as its counsel may advise;

4.5.           Payor will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition (except for the effects of reasonable wear and tear in the ordinary course of business) and will, from time to time, make all necessary and proper repairs, renewals, replacements, betterments and improvements thereto;

4.6.           Payor will keep adequately insured, by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

4.7.           Payor will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Payor's Chief Executive Officer or Chief Financial Officer to Payee setting forth the details of such Event of Default or condition or event and the action which Payor intends to take with respect thereto; and

4.8.           Payor will, and will cause  to, at all times, maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles.

4.9.           Payor shall initially reserve out of its authorized and unissued Common Stock shares of Common Stock equal to the number of shares issuable upon conversion of the Notes. So long as the Notes are outstanding, the Payor shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes.

5.                           Events of Default.

If any of the following events (each an "Event of Default") occurs:

5.1.           The dissolution of Payor or any vote in favor thereof by the board of directors and shareholders of Payor; or

5.2.           Payor makes an assignment for the benefit of creditors, or files with a court of competent jurisdiction an application for appointment of a receiver or similar official with respect to it or any substantial part of its assets, or Payor files a petition or a petition is instituted against Payor seeking relief under any provision of the Federal Bankruptcy Code or any other federal or state statute now or hereafter in effect affording relief to debtors, or any such application or petition is filed against Payor, which application or petition is not dismissed or withdrawn within sixty (60) days from the date of its filing; or

5.3.           Payor fails to pay the principal amount, or interest on, or any other amount payable under, this Note as and when the same becomes due and payable; or

5.4.           Payor admits in writing its inability to pay its debts as they mature; or

5.5.           Payor sells all or substantially all of its assets or merges or is consolidated with or into another corporation; other than a merger with or into a publicly traded corporation, or

5.6.           A proceeding is commenced to foreclose a security interest or lien in any property or assets of Payor as a result of a default in the payment or performance of any debt (in excess of $50,000 and secured by such property or assets) of Payor or of any subsidiary of Payor; or

5.7.           A final judgment for the payment of money in excess of $50,000 is entered against Payor by a court of competent jurisdiction, and such judgment is not discharged (nor the discharge thereof duly provided for) in accordance with its terms, nor a stay of execution thereof procured, within sixty (60) days after the date such judgment is entered, and, within such period (or such longer period during which execution of such judgment is effectively stayed), an appeal therefrom has not been prosecuted and the execution thereof caused to be stayed during such appeal; or

5.8.           An attachment or garnishment is levied against the assets or properties of Payor or any subsidiary of Payor involving an amount in excess of $50,000 and such levy is not vacated, bonded or otherwise terminated within sixty (60) days after the date of its effectiveness; or

5.9.           Payor defaults in the due observance or performance of any covenant, condition or agreement on the part of Payor to be observed or performed pursuant to the terms of this Note or the Stock and Note Purchase Agreement (other than the default specified in Section 5.3 above) and such default continues uncured for a period of thirty (30) days;

then, upon the occurrence of any such Event of Default and at any time thereafter, the holder of this Note shall have the right (at such holder's option) to declare the principal of, accrued unpaid interest on, and all other amounts payable under this Note to be forthwith due and payable, whereupon all such amounts shall be immediately due and payable to the holder of this Note, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived; provided, however, that in case of the occurrence of an Event of Default under any of the sections above, such amounts shall become immediately due and payable without any such declaration by the holder of this Note; and in addition

The occurrence of any of the following events of default (“Event of Default”), unless timely cured as set forth herein, shall, at the option of the Payee hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, all of which hereby are expressly waived, except as set forth below:

5.10.         Any material representation or warranty of the Payor made herein, in the Stock and Note Purchase Agreement, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

5.11.         A default by the Payor of a material term, covenant, warranty or undertaking of any other agreement to which the Payor and the Payee are parties, or agreement made by Payor in favor of Payee, or the occurrence of any default under any such other agreement which is not cured after any required notice and/or cure period and which default may materially adversely affect the Payor’s ability to pay this Note or satisfy its liability under any other obligation to the Payee or the occurrence of an “Event of Default” under any such other agreement.

5.12.         If Payor fails to pay the principal amount, or interest on, or any other amount payable under, this Note as and when the same becomes due and payable (as specified in Section 5.3 above) the Note Rate shall increase from 10% per annum to 15% per annum.

6.                           Suits for Enforcement and Remedies.

If any one or more Events of Default shall occur and be continuing, the Payee may proceed to (i) protect and enforce Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the holder of this Note.  No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

7.                           Unconditional Obligation; Fees, Waivers, Other.

7.1.           The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

7.2.           If, following the occurrence of an Event of Default, Payee shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Payor, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all costs and expenses incurred by Payee in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

7.3.           No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver or as acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

7.4.           This Note may not be modified or discharged (other than by payment or exchange) except by a writing duly executed by Payor and Payee.

7.5.           Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Payee had or is existing as security for any amount called for hereunder.

8.                           Conversion and Exchange

8.1.           This Note (but not the shares of Common Stock issued together with the Note as part of the Bridge Offering) shall be convertible, at the Payor’s option, into the securities issued in the proposed Private Placement on the same terms and conditions as the Private Placement.  The Payor shall continue to pay interest on this Note through the date the exchange (the “Exchange”) takes place (the “Exchange Date”).

8.2.           The Exchange Date shall take place simultaneously with the initial Closing of the Private Placement, unless otherwise agreed to by the parties.

8.3.           On the Exchange Date, Payee shall tender to Payor this Note for cancellation against receipt by Payee of the securities issued in the Private Placement, registered in the name of Holder.

8.4.           Interest on this Note shall not accrue from and after the Exchange Date and the person or persons entitled to receive securities issued in the Private Placement upon such Exchange shall be treated for all purposes as having been the record holder or holders thereof at such time.  The issuance of securities upon exchange of this Note shall be made without charge to the holder of this Note for any tax in respect of the issuance of such certificates.

8.5.           Payor shall at all times keep available out of its authorized but unissued shares of Common Stock, solely for effecting the Exchange of this Note, the full number of whole shares then deliverable upon conversion of the entire principal amount of this Note, and accrued and unpaid interest thereon, at the time outstanding. Payor shall take at all times such corporate action as shall be necessary in order that Payor may validly and legally issue fully paid and nonassessable shares of Common Stock in accordance with the provisions of this Article 8.

8.6.           In no event shall Payor take any of the following actions prior to the Exchange Date.  Thereafter, in the event of:

(1)           any taking by Payor of a record of any of the holders of any class of securities for any purpose, including, but not limited to, determining the holders who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive an other right; or

(2)           any meeting of holders of any class of securities of Payor or any action by holders of any class of securities of Payor without a meeting; or

(3)           any capital reorganization of Payor, any reclassification of recapitalization of the capital stock of Payor or any transfer of all or substantially all of the assets of Payor to or consolidation or merger of Payor with or into any other person; or

(4)           any proposed issue or grant by Payor to the holders of Common Stock of any shares of stock of any class or any other securities (including but not limited to convertible securities), or any right or option to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities; or

then and in such event, Payor will mail or cause to be mailed to the holder of record of this Note a notice specifying (i) the date on which any such record is or was to be taken and the purpose therefor, (ii) the date and purpose of any shareholders meeting or proposed shareholders action without meeting, (iii) the date on which any such sale, reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up is to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock are to surrender or exchange such shares of Common Stock for securities or other property deliverable on such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding-up and (iv) the amount and character of any stock or other securities, or rights or options with respect thereto, proposed to be issued or granted, the date of such proposed issue or grant and the persons or class of persons to whom such proposed issue or grant is to be offered or made. Such notice shall be mailed at least fifteen (15) days prior to the record date, shareholders meeting (or shareholders action without meeting) or other event specified in this Section 8.6.

9.                           Restriction on Transfer.

This Note has been acquired for investment, and this Note has not been registered under the securities laws of the United States of America or any state thereof.  Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note, under applicable federal and state securities laws or an opinion of counsel of Payee reasonably satisfactory to Payor that such registration and qualification are not required.

10.                         Miscellaneous.

10.1.         The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

10.2.         All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or sent by registered or certified mail (return receipt requested, postage prepaid), facsimile transmission or overnight courier to the address of the intended recipient as set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions of this Note.

10.3.         The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

10.4.         The Payor may not delegate its obligations under this Note and such attempted delegations shall be null and void.  The Payee may not assign, pledge or otherwise transfer this Note without the prior written consent of the Payor (which consent shall not be unreasonably withheld except in such instance where the proposed assignee or transferee is a direct or indirect competitor or owns any interest in any business that competes, directly or indirectly, with the Payor).  This Note inures to the benefit of Payee, its successors and its assignee of this Note and binds the Payor, and its successors and assigns, and the terms “Payee” and “the Payor” whenever occurring herein shall be deemed and construed to include such respective successors and assigns.  Any assignment or transfer made in violation of this Section 10.4 shall be void ab initio.

10.5.         If default is made in the payment of this Note, Payor shall pay the Payee hereof reasonable costs of collection, including reasonable attorneys’ fees.

10.6.         Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the City of New York, County of New York.  Both parties and the individual signing this Note on behalf of the Payor agree to submit to the personal jurisdiction of such courts. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue in any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.  The parties executing this Agreement and the other agreements referred to herein or delivered in connection herewith on behalf of the Payor agree to submit to the jurisdiction of such courts and hereby irrevocably waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees, costs and expenses.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Payee from bringing suit or taking other legal action against the Payor in any other jurisdiction where the Payor holds assets to collect on the Payor’s obligations to the Payee, to realize on any collateral or any other security for such obligations, or to enforce a judgment in another court in favor of the Payee.

10.7.         Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Payor to the Payee and thus refunded to the Payor.

   IN WITNESS WHEREOF, Payor has caused this Note to be signed in its name by an authorized officer as of the ___ day of October, 2009.

HemoBioTech, Inc.

By:
Name:	Arthur P. Bollon, Ph.D.

Title:	President & Chief Executive Officer

WITNESS:

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